          CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED
         SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT
                    TO A REQUEST FOR CONFIDENTIAL TREATMENT

                                                                   Exhibit 10.19

                          LETTER AGREEMENT DCT-007/2003

                                      INDEX

1 -- START-UP TEAM:...................................................  1
2 -- AEROCHAIN........................................................  2
3 -- **Material Redacted**............................................  3
4 -- **Material Redacted**............................................  3
5 -- SPARE PARTS CREDIT...............................................  3
6 -- **Material Redacted**............................................  3
7 -- AIRCRAFT CONVERSION..............................................  3
8 -- ESCALATION CAP...................................................  3
9 -- **Material Redacted**............................................  3
10 -- COMPUTER BASED TRAINING.........................................  3
11  - **Material Redacted**...........................................  3
12 -- APPLICABLE LAW..................................................  3
13 -- JURISDICTION....................................................  3
14 -- CONFIDENTIALITY.................................................  4
15 -- SEVERABILITY....................................................  4
16 -- NON-WAIVER......................................................  4
17 -- NEGOTIATED AGREEMENT............................................  4
18 -- COUNTERPARTS....................................................  4

EXHIBITS:

"1" - SPECIAL INSURANCE CLAUSES
"2" - **Material Redacted**
"3A" - **Material Redacted**
"3B" - **Material Redacted**

This Letter Agreement DCT-007/2003 ("Agreement" or "Letter Agreement") dated May __, 2003 is an agreement between Regional Aircraft Holdings Ltd. ("Buyer") with its address c/o Galindo, Arias y Lopez, Avenida Federico Boyd Numero 51 Piso 11, Panama, Rep of Panama, and EMBRAER - Empresa Brasileira de Aeronautica S.A. ("Embraer" or "Embraer-Brazil"), with its principal place of business at Sao Jose dos Campos, SP, Brazil (collectively the "Parties"), relating to Purchase Agreement DCT-006/2003 (the "Purchase Agreement") dated as of May __, 2003.

This Letter Agreement constitutes an amendment, supplement and modification of the Purchase Agreement as it sets forth additional agreements of the Parties with respect to the matters set forth therein. All terms defined in the Purchase Agreement shall have the same meaning when used herein, and in case of any conflict between this Letter Agreement and the Purchase Agreement, this Letter Agreement shall prevail.

WHEREAS:

a) The Parties have entered into the Purchase Agreement, pursuant to, and subject to the terms and conditions of, which Buyer shall buy and Embraer shall sell ten (10) Firm Aircraft and up to twenty (20) Option Aircraft.

b) The Parties wish to set forth the additional agreements of the Parties with respect to certain matters related to the purchase of the above referenced aircraft.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1 -- START-UP TEAM:

      Embraer shall provide a start-up team to take place at the initial line operation of the first Aircraft, composed of the following individuals:

      - **Material Redacted** for 30 **Material Redacted** days **Material Redacted**.

      -     **Material Redacted** for **Material Redacted** days.

      The sole purpose of these specialists is to advise and assist with Buyer's start-up operations of the Aircraft, making **Material Redacted** familiar with the operation and maintenance of the Aircraft. Embraer shall at its sole criteria indicate the individuals that will compose the start-up team, and Embraer shall be able to replace at any time any of such individuals **Material Redacted**. The start-up team is in addition to the pilot and mechanic training, and to the Field Support Representative specified in Article 2.3.2 of Attachment B to the Purchase Agreement.

      Embraer **Material Redacted** shall not be authorized to perform any direct flight or maintenance services on Buyer's Aircraft.

      Without a previous written authorization from Embraer, an Embraer's **Material Redacted** shall not **Material Redacted**. In case Buyer obtains such Embraer's previous authorization, Buyer shall include Embraer as additional insured in the Comprehensive Airline Liability insurance policies carried by Buyer, without recourse against Embraer for any failure, act or omission of Embraer's pilots or mechanics while rendering the services set forth in this Paragraph, in such a manner as to cover any and all risks arising from or in any way connected with such services. Buyer shall also supply Embraer with a copy of the endorsements to the insurance policies above mentioned, in accordance with the clauses contained in Exhibit "1" to this Agreement, within **Material Redacted** prior to the date on **Material Redacted** as indicated above. For the avoidance of doubt, the indemnity provided in Article 22 of the Purchase Agreement shall apply to the services set forth in this Section 1.

      Embraer reserves the right to halt the services mentioned in this Section 1, should any of the following situations occur at Buyer's base: a) there is a labor dispute or work stoppage in progress; b) war or war like operations, riots or insurrections; c) any conditions which is dangerous to the safety or health of Embraer's employee; or d) the government of Buyer's country refuses permission to Embraer's employee to enter the country.

      At no charge to Embraer, Buyer shall provide the start-up team members with communication facilities (telephone, facsimile) as well as office space and facilities at Buyer's main base, and Buyer shall also (a) arrange all necessary work permits and airport security clearances required for Embraer's team members, to permit the accomplishment of the services mentioned in this Article 1, in due time; and (b) obtain all necessary custom clearances both to enter and depart from Buyer's country for Embraer's team members and their personal belongings and professional tools.

      The start-up team members shall be allowed exclusively in those areas related to the subject matter hereof and Embraer agrees to hold harmless Buyer from and against all and any kind of liabilities in respect of such team members to the extent permitted by law, **Material Redacted**. Buyer shall bear all **Material Redacted**.

      At no charge to Embraer, Buyer shall provide **Material Redacted**.

2 -- AEROCHAIN

      Aerochain (www.aerochain.com) is an electronic marketplace that provides value-added after-sales services and extended supply chain collaboration, focused on the aerospace community. Aerochain site is composed of following sections:

      - Community: A set of tools to promote interactivity among users, through services as Alerts and Newsletters.

      - Trading: Buy & Sell solution for suppliers and customers to realize reduction in maintenance, material and operation cost. Embraer operators can access the Material Support Back Office System, and get information regarding sales of spare parts.

      - Supply Chain: Collaborative planning function to provide means to quickly and interactively develop inventory plans based on information shared by trading partners.

      - Maintenance & Operations: Tools for maintenance management and fleet configuration tracking to simplify the administration of either a large or small fleet.

      - Technical Services: Here is available the Embraer customer service support previously found at CIS (Customer Integration System). Embraer Operators will find useful information on airworthiness and flight safety, technical support, operations, reliability, maintenance cost, maintenance planning and training. A Technical Publications Library is also available to search, view and download, conditioned to Buyer having a Technical Publications Revision Service contracted with Embraer. The use of publications obtained from this site is subject to prior approval of the relevant airworthiness authorities.

      Access to these features is conditioned to the execution of a User Agreement. If the User Agreement is not signed by Buyer and Aerochain by the date **Material Redacted** prior to the first Firm Aircraft Contractual Delivery Date **Material Redacted**, Embraer will cause Aerochain to provide Buyer **Material Redacted** access to the Technical Service module (previously named CIS) for the **Material Redacted** following**Material Redacted**, provided that **Material Redacted**.

3 -- **MATERIAL REDACTED**

4 -- **MATERIAL REDACTED**

5 -- SPARE PARTS CREDIT

      Embraer will provide Buyer a spare parts credit of USD**Material Redacted** per each of the Firm Aircraft **Material Redacted** effectively delivered to Buyer. The Spare parts credit shall be used by Buyer for the purchase of Embraer-made spare parts and ground support equipment from the Embraer - Brazil spare parts facility (except for engines, engine related parts and APU), on a mutually agreed delivery schedule. **Material Redacted** To be eligible to utilize such credit, Buyer shall not be in default in respect of any payment that has become due and payable by Buyer to Embraer or an affiliate of Embraer (as per the terms of the relevant agreement or invoice). Spare parts credits made available to Buyer will expire, if not used, **Material Redacted** year from **Material Redacted**.

6 -- **MATERIAL REDACTED**

7 -- **MATERIAL REDACTED**

8 -- **MATERIAL REDACTED**

9 -- **MATERIAL REDACTED**

10 -- **MATERIAL REDACTED**

11 -- **MATERIAL REDACTED**

12 -- APPLICABLE LAW

      This Agreement shall be construed in accordance with and its performance shall be governed by the laws of the State of New York, USA without regard to any conflict of law rules other than General Obligations Law 5-1401 and 5-1402.

13 -- JURISDICTION

      All disputes arising in connection with this Agreement shall be finally settled in the courts of the United States District Court for the Southern District of New York located in the county of New York, provided that if such court lacks jurisdiction, disputes shall be resolved in the state courts for the state of New York. The Parties hereby waive any other court of Jurisdiction that may be competent for settlement of disputes arising from this Agreement. **Material Redacted**

14 -- CONFIDENTIALITY

      Notwithstanding anything to the contrary in the Purchase Agreement, neither Buyer nor Embraer shall disclose the terms of this Agreement except as needed to its officers, employees, auditors, insurers (brokers) and legal advisors and except (a) as required by law or legal process or
      (b) to a prospective financing party in connection with the financing of Aircraft (limited to assignable provisions), or (c) with the prior written consent of the other party. In addition, Buyer and Embraer may disclose the terms of this Agreement to shareholders who hold more than ten percent (10%) of their respective common shares, provided that (i) such shareholders are not, in the case of Buyer, competitors or affiliates of competitors of Embraer in the business of manufacturing aircraft, or in the case of Embraer, competitors or affiliates of or affiliates of competitors of Compania Panamena de Aviacion, S.A. in the business of a scheduled airline, and (ii) such shareholders, to the extent not officers of a Party shall have executed a confidentiality agreement with the other Party. Without limiting the foregoing, in the event either Party is legally required to disclose the terms of this Agreement, each Party agrees to exert its best efforts to request confidential treatment of the Articles and conditions of this Agreement relevantly designated by the other as confidential.

15 -- SEVERABILITY

      If any provision or part of a provision of this Letter Agreement or any of the Attachments shall be, or be found by any authority or court of competent jurisdiction to be, illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Letter Agreement, all of which shall remain in full force and effect.

16 -- NON-WAIVER

      Except as otherwise specifically provided to the contrary in this Agreement, any Party's refrain from exercising any claim or remedy provided for herein shall not be deemed a waiver of such claim or remedy, and shall not relieve the other Party from the performance of such obligation at any subsequent time or from the performance of any of its other obligations hereunder.

17 -- NEGOTIATED AGREEMENT

      Buyer and Embraer agree that this Agreement has been the subject of discussion and negotiation and is fully understood by the Parties, and that the rights, obligations and other mutual agreements of the Parties contained in this Agreement are the result of such complete discussion and negotiation between the Parties.

18 -- COUNTERPARTS

      This Agreement may be signed by the Parties in any number of separate counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which when taken together shall constitute one and the same instrument.

                   EXHIBIT "1" TO LETTER AGREEMENT DCT-0072003
                            SPECIAL INSURANCE CLAUSES

Buyer shall include the following endorsements in its Hull and Comprehensive Airline Liability insurance policies:

1.    Hull All Risks Policy, including War, Hi-jacking and Other Perils.

      "It is hereby understood and agreed that Insurers agree to waive rights of subrogation against Embraer with regard to the insured Aircraft.

      This endorsement shall not operate to prejudice Insurer's rights of recourse against Embraer - Empresa Brasileira de Aeronautica S.A. as manufacturer, repairer, supplier or servicing agent where such right of recourse would have existed had this endorsement not been effected under this Policy."

2. Comprehensive Airline Liability Policy, based on the AVN53 - Additional Insured Endorsement

      "It is hereby understood and agreed that Embraer - Empresa Brasileira de Aeronautica S.A. including any business entity owned by or subsidiaries to Embraer, and all partners, executive officers, employees and stock holders, are added as Additional Insureds only with respect to the operation of the Aircraft by the Named Insured.

      This endorsement does not provide coverage for any Additional Insured with respect to claims arising out of its legal liability as manufacturer, repairer, supplier or servicing agent where such right of recourse would have existed had this endorsement not been effected under this Policy."

3. Notwithstanding anything to the contrary as specified in the Policy or any endorsement thereof, the coverages stated in paragraphs 1 and 2 above, shall not be cancelled or modified by the Insurer, without 48 hours advance written notice to Embraer to such effect.

This Endorsement attaches to and forms part of Policy No. ______________, and is effective from the ____ day of ______, 200_."

        EXHIBIT "2" - EMBRAER 170, EMBRAER 175, AND EMBRAER 195 SPECIFIC
                 CONFIGURATION, FINISHING AND REGISTRATION MARKS

                              **Material Redacted**

                                     Page 1